Standard Register

600 Albany St.  ·  Dayton, OH   45408

News media contact:

937.221.1000  ·  937.221.1486 (fax)

Lesley Sprigg· 937.221.1825

www.standardregister.com

lesley.sprigg@standardregister.com

Investor contact:

Robert J. Cestelli  ·  937.221.1304

robert.cestelli@standardregister.com

For Release on October 26, 2007 at 8 a.m. EDT

Standard Register Reports Third Quarter 2007 Financial Results

DAYTON, Ohio (October 26, 2007) – Standard Register (NYSE: SR) today reported its results for the third quarter and nine month periods ended September 30, 2007.

Results of Operations

Net Income for the third quarter was $2.2 million or $0.08 per share, compared to a net loss of $5.7 million or $0.20 per share in the prior year.  Through nine months, the Company reported a net loss of $3.3 million or $0.11 per share, compared to a loss of $12.7 million or $0.44 for the same period of the prior year.

Restructuring, impairment, and pension charges figured prominently in the quarter and year-to-date periods in both years.  The table isolates the impact of these and other factors on reported results.

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	Effect on 3Q Income			Effect on YTD Income
[$ Millions, rounded]	2007	2006	Chg	2007	2006	Chg
CONTINUING OPERATIONS
Operations before Restructuring, Impairment
Amortization of Past Pension Losses &
the Pension Settlement Charge	13.5	6.0	7.5	26.1	32.4	-6.3

Reconciliation to Net Income / (Loss):
Restructuring Expense	-3.6	-0.5	-3.0	-7.7	-2.4	-5.3
Impairment Expense	-0.1	-0.1	0.0	0.7	-1.6	2.2
Amortization of Past Pension Losses	-5.5	-6.4	0.9	-19.5	-19.1	-0.4
Pension Settlement Charge	0.1	-1.6	1.8	-3.1	-1.6	-1.5
Income / (Loss) on Continuing Operations	4.5	-2.6	7.1	-3.6	7.7	-11.2

Interest & Other Income / (Expense)	-1.0	-0.5	-0.5	-2.6	-1.4	-1.1
Pretax Income / (Loss)	3.4	-3.1	6.6	-6.1	6.3	-12.4

Tax Adjustments		1.2	-1.2		1.2	-1.2
Income Taxes	1.4	-1.4	2.8	-2.6	2.4	-5.0
Net Income / (Loss) on Continuing Operations	2.0	-2.9	4.9	-3.6	2.6	-6.2

DISCONTINUED OPERATIONS	0.2	-2.8	2.9	0.3	-15.4	15.7

TOTAL NET INCOME / (LOSS)	2.2	-5.7	7.9	-3.3	-12.7	9.4

Earnings Per Share on Continuing Operations	0.07	-0.10	0.17	-0.12	0.09	-0.21
Restructuring & Impairment Expenses	-0.08	-0.01	-0.07	-0.15	-0.08	-0.07
Pension Loss Amortization & Pension Settlement	-0.11	-0.17	0.06	-0.48	-0.43	-0.05
Tax Adjustments		-0.04	0.04		-0.04	0.04
All Other Continuing Operations	0.26	0.12	0.14	0.51	0.64	-0.13

Discontinued Operations	0.01	-0.10	0.11	0.01	-0.53	0.54
Total Earnings Per Share	0.08	-0.20	0.28	-0.11	-0.44	0.33

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The Company undertook restructuring actions in 2007 as part of an overall program to reduce its annual cost base by $40 million.  Restructuring costs were $3.6 million and $7.7 million in the quarter and nine month periods, respectively.

Amortization of past years’ pension losses, primarily related to the weak stock markets in 2001 and 2002 as well as lower interest rates, have been substantial in recent years.  This amortization was modestly lower in the quarter as a result of a higher interest rate and the re-measurement of the pension liability that recognized the lower number of active participants following the restructuring.

Interest expense has been higher in 2007, primarily as a result of higher debt balances.

For the quarter, operating income on continuing operations before restructuring, impairment, interest, pension amortization and pension settlement noted in the table above was $13.5 million compared to $6.0 million in the prior year.  This improvement in earnings is attributed primarily to lower manufacturing and SG&A costs related to the restructuring and good health care cost experience.

For the year-to-date period, operating income on continuing operations before restructuring, impairment, interest, pension amortization and pension settlement was $26.1 million, versus $32.4 million in 2006.  The decrease primarily reflects revenue decreases at a few large accounts and lower traditional forms sales - mitigated by growth in the Print-on-Demand business and lower operating costs.

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Revenue was $208.3 million in the quarter, down $6.8 million compared to $215.1 million in the prior year.  Substantially all of the decrease can be attributed to a single Document and Label Solutions (DLS) customer account.  Excluding the effect of that account, DLS declined 3.6 percent or $4.8 million – largely offset by Print on Demand Services’ 6.9 percent or $4.1 million increase.  All other smaller segments, taken as a whole, were up modestly.

Through nine months, Revenue was $646.9 million, down $19.4 million or 2.9 percent from the prior year.  Three customers accounted for a drop of $24.8 million. Excluding these accounts, revenue was up about one percent overall with traditional forms off 4.3 percent, labels up 0.4 percent, POD Services ahead 7.3 percent, Document Systems up 8.6 percent, and other smaller segments increasing 13.8 percent.

“The revenue for the quarter and year-to-date periods reflect a dynamic we have seen for some time and expect to continue to see in the future,” said Dennis Rediker, Standard’s chief executive officer.  “Our traditional print business is holding up reasonably well in a difficult market and is becoming a smaller component of our mix, as newer product and service offerings with good margins grow at a faster rate.”

On the balance sheet, net debt rose $9.6 million higher during the quarter, primarily resulting from stepped up pension contributions and the timing of a payroll disbursement.  Contributions to the Company’s qualified pension plan were $9.0 million in the quarter and $20.0 million year-to-date, which completes the planned funding for this year.

Capital expenditures were $2.7 million, down from the $7.3 million quarterly average in the first half of the year.  Current plans call for capital spending to also be modest in the fourth quarter, with total year expenditures in the $21 million to $23 million range.

Outlook

We expect our fourth quarter revenue to rebound strongly from the seasonally weaker third quarter, coming in near the level of our prior year fourth quarter.  This would put the total year 2007 revenue a couple percentage points or so below the total for 2006.

As a result of productivity gains and lower operating costs, we expect operating earnings on continuing operations before restructuring, impairment, pension loss amortization, pension settlement, and interest expenses to be higher in the fourth quarter vis-à-vis the comparable quarter of 2006.

The improved fourth quarter earnings, coupled with below average spending on capital expenditures and pension funding, is expected to produce positive cash flow for the final quarter of the year.

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Dividend

Standard Register’s board of directors declared on October 25, 2007 a quarterly dividend of $0.23 per share to be paid on December 7, 2007, to shareholders of record as of November 23, 2007.

Presentation of Information in This Press Release

This press release presents information that excludes restructuring, impairment charges, amortization of past pension losses, and pension settlement charges.  These financial measures are considered non-GAAP.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles (GAAP).  This information is intended to enhance an overall understanding of the financial performance due to the non-operational nature of these items and the significant change from period to period.  This presentation is consistent with the manner in which the Board of Directors internally evaluates performance.

The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with principles generally accepted in the United States.

Conference Call

Standard Register president and chief executive officer Dennis Rediker and chief financial officer Craig Brown will host a conference call at 10 a.m. EDT on October 26, 2007, to review the third quarter results.  The call can be accessed via an audio webcast which is accessible at:  http://www.standardregister.com/investorcenter.

About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate.  Relying on nearly 100 years of industry expertise, Lean Six Sigma methodologies and leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape.  It offers document and label solutions, e-business solutions, consulting and print supply chain services to help clients manage documents across their enterprise.  More information is available at www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.  Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2007 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

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Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2006.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

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		THE STANDARD REGISTER COMPANY

Y-T-D		STATEMENT OF OPERATIONS	Y-T-D
13 Weeks Ended	13 Weeks Ended	(Dollars in thousands, except per share amounts)	39 Weeks Ended	39 Weeks Ended
30-Sep-07	1-Oct-06		30-Sep-07	1-Oct-06

$208,285	$215,093	TOTAL REVENUE	$646,881	$666,279

137,724	144,699	COST OF SALES	433,220	436,275

70,561	70,394	GROSS MARGIN	213,661	230,004

		COSTS AND EXPENSES
55,889	65,305	Selling, general and administrative	190,368	196,568
6,537	7,113	Depreciation and Amortization	19,782	21,757
98	53	Asset Impairment	(653)	1,592
3,562	533	Restructuring	7,720	2,397

66,086	73,004	TOTAL COSTS AND EXPENSES	217,217	222,314

4,475	(2,610)	INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,556)	7,690

		OTHER INCOME (EXPENSE)
(1,049)	(554)	Interest expense	(2,732)	(1,591)
5	40	Other income	172	174
(1,044)	(514)	Total Other Expense	(2,560)	(1,417)

		INCOME (LOSS) FROM CONTINUING OPERATIONS
3,431	(3,124)	BEFORE INCOME TAXES	(6,116)	6,273

1,438	(181)	Income Tax (Benefit) Expense	(2,561)	3,642

1,993	(2,943)	NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,555)	2,631

		DISCONTINUED OPERATIONS
(25)	(1,195)	Loss from discontinued operations, net of taxes	(750)	(4,693)
194	(1,587)	Gain (loss) on sale of discontinued operations, net of taxes	1,015	(10,755)

		NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF A
2,162	(5,725)	CHANGE IN ACCOUNTING PRINCIPLE	(3,290)	(12,817)

-	-	Cumulative effect of a change in accounting principle, net of taxes	-	78

$2,162	($5,725)	NET INCOME (LOSS)	($3,290)	($12,739)

28,705	28,938	Average Number of Shares Outstanding - Basic	28,672	28,918
28,774	28,938	Average Number of Shares Outstanding - Diluted	28,672	28,960

		BASIC AND DILUTED INCOME (LOSS) PER SHARE
$0.07	($0.10)	Income (loss) from continuing operations	($0.12)	$0.09
-	(0.05)	Loss from discontinued operations	(0.03)	(0.16)
0.01	(0.05)	Gain (loss) on sale of discontinued operations	0.04	(0.37)
$0.08	($0.20)	Net income (loss) per share	($0.11)	($0.44)

$0.23	$0.23	Dividends Paid Per Share	$0.69	$0.69

		BALANCE SHEET
		(In Thousands)	30-Sep-07	31-Dec-06

		ASSETS
		Cash & Short Term Investments	$33	$488
		Accounts Receivable	119,640	135,839
		Inventories	49,265	49,242
		Other Current Assets	29,983	32,201
		Total Current Assets	198,921	217,770

		Plant and Equipment	113,713	119,339
		Goodwill and Intangible Assets	7,997	8,168
		Deferred Taxes	75,437	86,710
		Other Assets	18,178	20,092

		Total Assets	$414,246	$452,079

		LIABILITIES AND SHAREHOLDERS' EQUITY
		Current Portion Long-Term Debt	$34	$358
		Current Liabilities	77,067	100,956
		Deferred Compensation	12,173	17,190
		Long-Term Debt	63,680	41,021
		Retiree Healthcare	20,244	20,398
		Pension Liability	114,944	153,953
		Other Long-Term Liabilities	1,220	36
		Shareholders' Equity	124,884	118,167

		Total Liabilities and Shareholders' Equity	$414,246	$452,079